Exhibit 1.1

Advisors Disciplined Trust 2295

Trust Agreement

Dated: May 29, 2025

This Trust Agreement among Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Advisor’s Disciplined Trust, Effective for Unit Investment Trusts Investing in Debt Obligations Established On and After September 17, 2004 (Including Advisor’s Disciplined Trust, Series 15 and Subsequent Series)” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1.          The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.          The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Understanding Your Investment—Statement of Financial Condition—Number of units” in the Prospectus for the Trust.

3.          Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, all Units will be held in uncertificated form and Unitholders may not request a certificate representing his or her Units.

4.          Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee’s unit investment trust division office is located at 240 Greenwich Street, 22W Floor, New York, NY 10286.

5.          The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under “Understanding Your Investment—Statement of Financial Condition—Number of units” in the Prospectus for the Trust.

6.          The term “Deferred Sales Charge Payment Dates” shall mean the dates specified for deferred sales fee installments under “Investment Summary—Fees and Expenses” in the Prospectus for the Trust.

7.          The term “First Settlement Date” shall mean the Business Day following the Initial Date of Deposit.

8.          The term “Monthly Distribution Date” shall mean the “Distribution dates” set forth under “Investment Summary—Essential Information” in the Prospectus for the Trust.

9.          The term “Monthly Record Date” shall mean the “Record dates” set forth under “Investment Summary—Essential Information” in the Prospectus for the Trust.

10.        Section 1.01(1) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(1)     ‘Depositor’ shall mean Advisors Asset Management, Inc. and its successors in interest, or any successor depositor appointed as hereinafter provided.”

11.        Section 1.01(2) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(2)     ‘Trustee’ shall mean The Bank of New York Mellon and its successors in interest, or any successor trustee appointed as hereinafter provided.”

12.        Section 1.01(3) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(3)     ‘Evaluator’ shall mean Advisors Asset Management Inc., and its successors in interest, or any successor evaluator appointed as hereinafter provided.”

13.        Section 1.01(4) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(4)     ’Supervisor’ shall mean Advisors Asset Management Inc., and its successors in interest, or any successor supervisor appointed as hereinafter provided.”

14.        Section 1.01(9) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(9)      ’Contract Securities’ shall mean Securities which are not actually delivered concurrently with the execution and delivery of the Trust Agreement and which are to be acquired by a Trust pursuant to contracts, including (i) Securities listed in Schedule A to the Trust Agreement and (ii) Securities which the Depositor has contracted to purchase for the Trust pursuant to Section 3.14 hereof.”

15.        Section 1.01(16) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(16)    ’Failed Contract Securities’ shall have the meaning assigned to it in Section 3.14.”

16.       Section 1.01(17) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(17)    ’Failed Contract Notice’ shall have the meaning assigned to it in Section 3.14.”

17.        Section 1.01(30) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(30)    ‘Purchase Period’ shall have the meaning assigned to it in Section 3.14.”

18.        Section 1.01(33) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(33)    ‘Reinvestment Securities’ shall have the meaning assigned to it in Section 3.14.”

19.        Section 1.01(34) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(34)    ‘Reinvestment Period’ shall have the meaning assigned to it in Section 3.14.”

20.        Section 1.01(35) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(35)    ‘Reinvestment Trust’ shall mean a Trust which reinvests, pursuant to Section 3.14(b), principal realized upon the sale, redemption, liquidation, prepayment or maturity of Securities into Reinvestment Securities.”

21.        Section 1.01(36) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(36)    ‘Replacement Security’ shall have the meaning assigned to it in Section 3.14.”

22. Section 1.01 of the Standard Terms and Conditions of Trust is amended by adding the following after Section 1.01(48)

“(49) “In Kind Distribution” shall have the meaning assigned to it in Section 6.02.

(50) “Discretionary Assets” shall have the meaning assigned to it in Section 6.02.”

23.       Section 2.01(a) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(a) The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Securities listed in the Schedules attached to the Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Contract Securities within 90 days after execution and delivery of the Trust Agreement, or if the contract to buy such Contract Security between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor, the Depositor shall forthwith take the remedial action specified in Section 3.14.”

24.       The second paragraph of Section 2.01(b) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“The Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities. The Depositor shall deliver the additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Securities within 10 calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Securities are not delivered to the Trust by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.14. If the Depositor does not take the action specified in Section 3.14 within 10 calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.14.”

25.       Section 2.01(d) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(d) In the event that the purchase of Contract Securities pursuant to any contract shall not be consummated in accordance with said contract or if the Securities represented by Contract Securities are not delivered to a Trust in accordance with Section 2.01(a) or 2.01(b) and the moneys, or, if applicable, the moneys drawn on the Letter of Credit, deposited by the Depositor are not utilized for Section 3.14 purchases of Replacement Securities, such funds, to the extent of the purchase price of Failed Contract Securities for which no Replacement Securities were acquired pursuant to Section 3.14, plus all amounts described in the next succeeding sentence, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unitholders of record as of the Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unitholder his pro rata portion of the sales charge levied on the sale of Units to such Unitholder attributable to such Failed Contract Security. Any amounts remaining from moneys drawn on the Letter of Credit which are not used to purchase Replacement Securities or are not used to provide refunds to Unitholders shall be paid to the Depositor.”

26.        Section 2.01(f)(iii) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

“(iii)     Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created pursuant to the Subscription Notice, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be acquired for the account of the Trust, and adding or subtracting the difference between such aggregate value and the product of (x) the Unit Value computed pursuant to Section 6.01 for the Business Day preceding the Trade Date times (y) the verified number of additional Units to be created.”

27.        Section 3.05 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“Section 3.05.     Distributions. The Trustee, as of the First Settlement Date, shall advance from its own funds and shall pay to the Unitholders of each Trust then of record the amount of interest accrued on the Securities deposited in such Trust. The Trustee shall be entitled to reimbursement for such advancement from interest received by the respective Trust before any further distributions shall be made from the Interest Account to Unitholders of such Trust. The Trustee shall also advance from its own funds and pay the appropriate persons the amount of any interest which accrues on any “when, as and if issued” or “delayed delivery” Securities deposited in a trust from the First Settlement Date to the respective dates of delivery to the Trust of any such Securities. Subsequent distributions shall be made as hereinafter provided.

As of each Monthly Record Date, the Trustee shall, with respect to each Trust:

(a)        deduct from the Interest Account or, to the extent funds are not available in such Account, from the Principal Account and pay to itself individually the amounts that it is at the time entitled to receive pursuant to Section 7.04;

(b)        deduct from the Interest Account, or, to the extent funds are not available in such Account, from the Principal Account and pay to the Depositor the amount that it is entitled to receive pursuant to Section 3.14; and

(c)        deduct from the Interest Account, or, to the extent funds are not available in such Account, from the Principal Account and pay to counsel, as hereinafter provided for, an amount equal to unpaid fees and expenses, if any, of such counsel pursuant to Section 3.09 as certified to by the Depositor.

On or shortly after each Monthly Distribution Date for a Trust, the Trustee shall make distributions as described herein by mail to or upon the order of each Unitholder of record of such Trust as of the close of business on the preceding Monthly Record Date at the post office address appearing on the registration books of the Trustee. As of the “Initial distribution date” set forth under “Investment Summary—Essential Information” in the Trust Prospectus the Trustee shall distribute funds from the Interest Account of such Trust to each Unitholder of record of such Trust as of the close of business on the “Initial record date” set forth under “Investment Summary—Essential Information” in the Trust Prospectus the amount specified under “Investment Summary—Essential Information—Estimated initial distribution per unit” in the Trust Prospectus. Thereafter, subsequent distributions of funds from the Interest Account of a Trust to each Unitholder shall consist of such Unitholder’s pro rata share of the balance of the Interest Account calculated as of the Monthly Record Date on the basis of one-twelfth of the estimated annual interest income to such Trust for the ensuing twelve months after deduction of the estimated costs and expenses of such Trust to be incurred and chargeable to the Interest Account during the twelve month period for which the interest income is to be estimated. In making such computation, the Trustee shall treat as received amounts receivable by the Trust on the Securities prior to the next following Monthly Distribution Date in respect of a record date for a Security occurring on or before the Monthly Record Date on which the computation is being made; should such amounts not be received by the Trust, the computation shall be adjusted to reflect amounts actually received.

In the event the amount on deposit in the Interest Account of a Trust is not sufficient for the payment of the amount of interest to be distributed to Unitholders on the bases of the aforesaid computations, the Trustee may advance its own funds and cause to be deposited in and credited to such Interest Account such amounts as may be required to permit payment of the monthly interest distribution to be made as aforesaid and shall be entitled to be reimbursed out of amounts credited to the Interest Account subsequent to the date of such advance.

Distributions of amounts represented by the cash balance in the Principal Account for a Trust shall be computed as of each Monthly Record Date, provided, however, that for this purpose the cash balance of the Principal Account shall not include amounts permitted to be reinvested in Reinvestment Bonds pursuant to Section 3.14 until the Depositor otherwise notifies the Trustee in writing. On the following Monthly Distribution Date, or within a reasonable period of time thereafter, the Trustee shall distribute by mail to each Unitholder of record of such Trust at the close of business on the preceding Monthly Record Date at his post office address such Unitholder’s pro rata share of the cash balance of the Principal Account calculated as of such Monthly Record Date, after deduction of the costs and expenses of such Trust chargeable to the Principal Account. The Trustee shall not be required to make a distribution from the Principal

Account unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $1.00 per Unit.

If the Depositor (i) fails to replace any Failed Contract Security or (ii) is unable or fails to enter into any contract for the purchase of any Replacement Security in accordance with Section 3.14, the Trustee shall distribute to all Unitholders of the related Trust the principal, accrued interest and sales charge attributable to such Failed Contract Security at the next Monthly Distribution Date which is more than thirty days after the expiration of the Purchase Period or at such earlier time or in such manner as the Trustee in its sole discretion deems to be in the best interest of the Unitholders of the related Trust.

If any contract for a Replacement Security in replacement of a Failed Contract Security shall fail, the Trustee shall distribute the principal, and, to the extent paid by the Depositor, the accrued interest and sales charge attributable to the Failed Contract Security to the Unitholders of the related Trust at the next Monthly Distribution Date which is more than thirty days after the date on which the contract in respect of such Replacement Security failed or at such earlier time or in such earlier manner as the Trustee in its sole discretion determines to be in the best interest of the Unitholders of the related Trust. The Depositor agrees to reimburse the Trustee for any sales charge payments collected by the Depositor to which it is not entitled pursuant to this paragraph.

If, at the end of the Purchase Period, less than all moneys attributable to a Failed Contract Security have been applied or allocated by the Trustee pursuant to a contract to purchase Replacement Securities, the Trustee shall distribute the remaining moneys to Unitholders of the related Trust at the next Monthly Distribution Date which is more than thirty days after the end of the Purchase Period or at such earlier time thereafter as the Trustee in its sole discretion deems to be in the best interest of the Unitholders of the related Trust.

The amounts to be so distributed to each Unitholder of a Trust shall be that pro rata share of the cash balance of the Interest and Principal Accounts of such Trust, computed as set forth above, as shall be represented by the Units registered in the name of such Unitholder. In the computation of each such share, fractions of less than one cent shall be omitted. After any such distribution provided for above, any cash balance remaining in an Interest Account or Principal Account of a Trust shall be held in the same manner as other amounts subsequently deposited in each of such Interest and Principal Accounts, respectively.

For the purpose of distributions as herein provided, the Unitholders of record on the registration books of the Trustee at the close of business on each Monthly Record Date shall be conclusively entitled to the related distribution, and no liability shall attach to the Trustee by reason of payment to any such registered Unitholder of record. Nothing herein shall be construed to prevent the payment of amounts from the Interest Account and the Principal Account of a Trust to individual Unitholders by means of one check, draft or other proper instrument, provided that the appropriate statement of such distribution shall be furnished therewith as provided in Section 3.06 hereof.

Notwithstanding anything to the contrary herein, if a Trust has elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.”

28.        The following sentences are added to the end of Section 3.06 of the Standard Terms and Conditions of Trust:

“The Trustee may furnish such statement by posting it to a website that is set forth in the Trust’s Prospectus (which may be a publicly available website). A Unitholder may request delivery of such statement by contacting the Depositor at the applicable phone number in the Trust’s Prospectus.”

29.        Section 3.07(a)(viii) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

“(viii) that as of any Monthly Record Date any of the Securities are scheduled to be redeemed and paid prior to the next succeeding Monthly Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Principal Account at least $1.00 per Unit;”

30.        Section 3.07(a)(x) and Section 3.07(b) of the Standard Terms and Conditions of Trust are replaced in their entirety by the following:

“(x) if the Trust has elected to be taxed as a “regulated investment company” as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (a) to maintain the qualification of the Trust as a regulated investment company or (b) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.

(b) In the event a Security is sold pursuant to any provisions of this Section 3.07 as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust has elected to be taxed as a “regulated investment company” as defined in the United States Internal Revenue Code of 1986, as amended, then the Depositor may, but is not obligated, to direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the Initial Date of Deposit.”

31.        Section 3.12 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after Section 3.12(c):

“(d)(i) The Depositor may resign and be discharged hereunder by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(f) shall thereupon perform all duties and be entitled to all rights under this Indenture. The successor Depositor shall not be under any liability hereunder for occurrences or omissions prior to the execution of such instrument. Notice of such resignation and appointment of a successor depositor shall be delivered by the Trustee to each Unitholder then of record.

(ii)         Any successor depositor appointed hereunder shall execute, acknowledge and deliver to the Trustee an instrument accepting such appointment hereunder, and such successor depositor without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Depositor herein and shall be bound by all the terms and conditions hereunder.

(iii)       In case at any time the Depositor shall resign and no successor depositor shall have been appointed and have accepted appointment within thirty (30) days after notice of resignation has been received by the Trustee, the Depositor may forthwith apply to a court of competent jurisdiction for the appointment of a successor depositor. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor depositor.

(iv)       Any entity into which the Depositor hereunder may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Depositor hereunder shall be a party, shall be the successor depositor under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Depositor may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

(v)        Any resignation of the Depositor and appointment of a successor depositor pursuant to this Section 3.12 shall become effective upon acceptance of appointment by the successor depositor as provided in Section 3.12(d)(ii).”

32.        The paragraph immediately following Section 3.14(a)(3) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“Notwithstanding anything to the contrary in this Section 3.14, no substitution of Replacement Securities will be made if such substitution will adversely affect the federal income tax status of the related Trust.”

33.        The third paragraph of Section 3.15 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

“To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.15 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the

Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.”

34.        The Depositor’s annual compensation as set forth under Section 3.15 shall be that dollar amount per Unit set forth under “Investment Summary—Fees and Expenses—Annual Operating Expenses—Supervisory, evaluation and administration fees” in the Prospectus for the Trust.

35.        Section 3.16 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the second paragraph:

“To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.16 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.”

36.        Section 3.17 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the first paragraph:

“To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.17 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.”

37.        The Standard Terms and Conditions of Trust shall be amended to include the following section:

“Section 3.18. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a “regulated investment company” as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews.”

38.        The first sentence of Section 6.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

“Section 6.02. Redemptions by Trustee; Purchases by Depositor. Any Unit tendered for redemption by a Unitholder or his duly authorized attorney to the Trustee at its unit investment trust division office, currently at 240 Greenwich Street, 22W Floor, New York, NY 10286, tendered by means of an appropriate request for redemption in form approved by the Trustee shall be redeemed by the Trustee no later than the seventh calendar day following the day on which tender for redemption is made, provided that if such day of redemption is not a Business Day, then such Unit shall be redeemed on the first Business Day prior thereto (being herein called the “Redemption Date”).”

39.        Section 6.02 of the Standard Terms and Conditions of Trust is hereby amended by adding the following to the end of the section:

“Subject to the restrictions set forth in the Prospectus of a Trust, if the Depositor owns Units, the Depositor may request a distribution in-kind (an “In Kind Distribution”) of (i) its pro rata portion of each of the Securities in such Trust and (ii) cash equal to such Unitholder’s pro rata portion of the Income and Capital Accounts as follows: (X) a pro rata portion of the net sale proceeds of Securities representing any fractional interests in Securities included in such Unitholder’s pro rata share of the Securities and (Y) such other cash as may properly be included in such Unitholder’s pro rata share of the sum of the cash balances of the Interest and Principal Accounts in an amount equal to the Unit Value determined on the basis of a Trust Evaluation made in accordance with Section 6.01 determined by the Trustee on the date of tender less amounts determined in clauses (i) and (ii)(X) of this Section. Distributions of Securities pursuant to an In Kind Distribution shall be made by the Trustee through the distribution of each of the Securities in book entry form to the account of the Unitholder’s bank or broker-dealer at the Depository Trust Company. Any In Kind Distribution will be reduced by customary transfer and registration charges.

Notwithstanding the preceding paragraph, such In Kind Distribution shall be permitted subject to the following conditions:

(a) The In Kind Distribution shall be consistent with the Trust’s redemption policies and undertakings, as set forth in the Trust’s Prospectus;

(b) Neither the Depositor, nor any other party with the ability and the pecuniary incentive to influence the In Kind Distribution, may select, or influence the selection of, the distributed Securities;

(c) Upon an In Kind Distribution request by the Depositor, the Trustee shall distribute to the Depositor its proportionate share of every Security in the Trust’s portfolio. If the Trustee determines that it is impracticable to distribute the Discretionary Assets in kind, the Trustee shall sell or liquidate the Discretionary Assets to raise funds to satisfy the redemption, provided that if the Trustee cannot sell or liquidate the Discretionary Assets, the Trustee may sell or liquidate other Securities;

(d) The In Kind Distribution may not favor the Depositor to the detriment of any other Unitholder;

(e) The Trustee shall monitor each In Kind Distribution on a quarterly basis for compliance with all provisions of this Section 6.02; and

(f) The Trustee shall maintain and preserve for a period of not less than six (6) years from the end of the fiscal year in which the In Kind Distribution occurs, the first two (2) years in an easily accessible place, records for each In Kind Distribution setting forth the identity of the Depositor, a description of the composition of the Trust’s portfolio (including each asset’s value) immediately prior to the In Kind Distribution, a description of each Security distributed in-kind, the terms of the In Kind Distribution, the information or materials upon which the asset valuations were made, and a description of the composition of the Trust’s portfolio (including each asset’s value) one (1) month after the In Kind Distribution.

The term “Discretionary Assets” shall mean (A) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended; (B) securities issued by entities in countries that (1) restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or (2) permit transfers of ownership of securities to be effected only by transactions conducted on a local stock exchange; and (C) any assets that, although they may be liquid and marketable, must be traded through the marketplace or with the counterparty to the transaction in order to effect a change in beneficial ownership.”

40.        The first sentence of Section 7.04 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

“For services performed under this Indenture the Trustee shall be paid an annual fee in the amount per Unit set forth in the Trust Agreement, which fee shall accrue daily and be computed based on the number of Units outstanding as of January 1 of such year except for a Trust during the year or years in which an initial offering period as determined in Section 5.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year).”

41.        The Trustee’s annual compensation as set forth under Section 7.04 of the Standard Terms and Conditions of Trust, shall be $1.30 per Unit provided, however, such fee shall be reduced if and as specified in footnote 1, if any, under “Investment Summary—Fees and Expenses” in the Prospectus for the Trust.

42.        Section 9.01 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“Section 9.01.     Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust has elected to be taxed as such under the United States Internal Revenue Code of 1986, as amended, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust has not elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Securities other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units without the consent of all affected Unitholders.

(b)        Except for the amendments, changes or modifications as provided in Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.

(c)        Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment.”

In Witness Whereof, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

Advisors Asset Management, Inc.

By	/s/ALEX R. MEITZNER
Senior Vice President

The Bank of New York Mellon

By	/s/MARGARITA KALANTAROVA
Vice President

Schedule A to Trust Agreement

Securities Initially Deposited

in

Advisors Disciplined Trust 2295

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Portfolio” in the Prospectus for the Trust.